EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2016, relating to the consolidated financial statements of Inventure Foods, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Inventure Foods, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Inventure Foods, Inc. and subsidiaries for the year ended December 26, 2015.

/s/ Moss Adams LLP

Scottsdale, Arizona
March 10, 2016